Exhibit 99.2

NSTAR

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(in millions)	June 30,

	2004	2003

Operating revenues	$649.8	$647.0

Operating expenses:
Purchased power, cost of gas and demand
side management	362.3	364.7
Operations and maintenance	103.2	105.0
Depreciation and amortization	61.1	57.4
Taxes	49.8	46.6

Total operating expenses	576.4	573.7

Operating income	73.4	73.3

Other income (expense):
Interest charges	(38.3)	(39.6)
Other income, net	2.9	6.0

Preferred dividends of subsidiary	0.5	0.5

Net income	$37.5	$39.2

NSTAR

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30,	December 31,
	2004	2003

Assets
Property, plant and equipment, net	$3,459.6	$3,376.7
Investments	72.2	68.9
Current assets	532.6	501.0
Regulatory assets and goodwill	2,190.5	2,294.2
Other deferred debits	79.1	79.9

Total assets	$6,334.0	$6,320.7

Capitalization and Liabilities
Common equity	$1,388.2	$1,361.6
Long-term debt and preferred stock	2,286.8	2,025.5
Current liabilities	732.0	939.9
Deferred taxes and unamortized investment tax credits	785.2	765.5
Regulatory liability - cost of removal	255.3	223.1
Other deferred credits	886.5	1,005.1

Total capitalization and liabilities	$6,334.0	$6,320.7

NSTAR

Energy Sales - Three Month Periods Ended June 30,

Retail Electric Sales - gWh

			%
	2004	2003	Change

Residential	1,480	1,396	6.0%
Commercial	3,098	2,923	6.0%
Industrial and other	457	448	2.0%

Total	5,035	4,767	5.6%

Firm Gas Sales and Transportation - BBTU

			%
	2004	2003	Change

Residential	2,441	3,422	(28.7)%
Commercial	2,448	2,985	(18.0)%
Industrial and other	2,002	1,845	8.5%

Total	6,891	8,252	(16.5)%